Exhibit 4.4

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER MAY BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR PLEDGED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR (B) THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR (C) SUCH SALE, OFFER, TRANSFER, ASSIGNMENT OR PLEDGE OTHERWISE IS EXEMPT FROM REGISTRATION OR QUALIFIES FOR AN AVAILABLE EXCEPTION TO THE REGISTRATION REQUIREMENTS UNDER SUCH ACT.

COMMON STOCK WARRANT

This Common Stock Warrant (this “Warrant”), entered into as of April 9, 2026, certifies that, subject to the terms and conditions set forth and incorporated by reference herein, Ospraie Real Assets Fund LP, or its registered assigns (as applicable, the “Holder”), is entitled to purchase from Ionetix Corporation, a Delaware corporation (the “Company”), 6,443,076 shares of Common Stock of the Company, par value $0.0001 per share (the “Common Stock,” and the shares of Common Stock issued or issuable upon exercise hereof, “Shares”), in each case at the Warrant Price (as defined below) per Share. This Warrant is issued in connection with that certain Termination and Exchange Agreement, dated as of April 9, 2026 (the “Termination and Exchange Agreement”), by among the Company, Ionetix Alpha Corporation, and the Holder immediately before the closing of the transactions (the “Merger Closing”) contemplated by that certain Agreement and Plan of Merger and Reorganization among the Company and JDEV Acquisition Corp., a Delaware corporation (“Pubco”), JDEV Merger Subsidiary Corp., a Delaware corporation (the “Merger Agreement”), and is being entered into contingent on and subject to the consummation of the Merger Closing.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

1.1 “Acquisition” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (A) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, or indebtedness of the Company is cancelled or converted, or a combination thereof, (B) any transaction the sole purpose of which is to change the state of the Company’s incorporation, or (C) a consolidation with a wholly-owned subsidiary. For the avoidance of any doubt, neither the transactions contemplated by the Merger Agreement nor the redomicile of the PubCo on or after the date of the Merger Closing shall constitute an Acquisition.

1.2 “Affiliate” a Person shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person,

1.3 “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

1.4 “Initial Offering” shall mean the Company’s (or its successor’s) first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended, following the date hereof.

1.5 “Person” means any individual, firm, corporation, association, partnership, limited liability company, trust, joint venture, governmental entity, or other entity.

1.6 “Warrant Price” shall mean the purchase price to be paid for each Share issuable upon exercise of this Warrant which shall be $0.01 per share of Common Stock, as such purchase price may be adjusted pursuant to the adjustment provisions in Section 7 of this Warrant (such price per Share and as the same may be adjusted from time to time as described herein).

2. Exercise Period. This Warrant shall be exercisable by the Holder at any time and from time to time in whole or in part during the term beginning with the date of this Warrant first set forth above and ending at 5:00 p.m. Pacific Time on the earlier of (i) the tenth anniversary of the date of this Warrant, or if such day is not a business day, on the next succeeding business day or, (ii) immediately prior to the closing of an Acquisition after or as a result of which the stockholders of the Company immediately prior to the Acquisition will beneficially own less than twenty-five percent (25%) of the outstanding voting capital stock of the Company or the entity acquiring the Company or surviving the Acquisition, as applicable (the “Expiration Date”). The Holder may in its discretion condition any exercise of this Warrant in connection with the closing of any Acquisition, Asset Transfer or Initial Offering or other transaction or event upon the closing of any such transaction or event by stating as much in its Notice of Exercise, and if such transaction or event is not completed or does not occur then such exercise shall be deemed not to have occurred.

3. Method of Exercise.

3.1 Cash Exercise. Subject to Section 3.5, the Holder may exercise this Warrant from time to time, in whole or in part on or before the Expiration Date by (a) surrendering this Warrant and delivering a duly executed Notice of Exercise (substantially in the form attached hereto as Exhibit A, a “Notice of Exercise”) to the Company and (b) paying to the Company the Warrant Price multiplied by the number of Shares being purchased. Payment shall be made either (i) by cash or check drawn on a United States bank and for United States funds made payable to the Company, or (ii) by wire transfer to the account of the Company, or (iii) by cancellation of indebtedness of the Company to the Holder or (iv) any combination of the foregoing payment methods. Issuance of certificates for Shares upon any exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense, all of which taxes and expenses shall be paid by the Company.

3.2 Net Exercise. Subject to Section 3.5, in lieu of exercising this Warrant pursuant to Section 3.1, the Holder may exercise the purchase rights evidenced by this Warrant from time to time, in whole or in part on or before the Expiration Date by surrendering this Warrant and delivering a duly executed Notice of Exercise to the Company marked to reflect a “net exercise” and specifying the number of Shares or percentage of such Shares to be so purchased. Upon any such “net exercise,” the Holder shall be entitled to receive a number of Shares computed as of the date of exercise and surrender of this Warrant to the Company or as of the date of deemed exercise in accordance with this Section 3.2, (the “Exercise Date”) using the following formula:

X = Y(A-B)
      A

Where X = the number of Shares to be issued to the Holder for the portion of this Warrant being exercised;

Where Y = the number of Shares purchasable upon exercise of this Warrant as of the Exercise Date (or the applicable portion thereof being exercised);

Where A = the fair market value of one Share at the date of such “net exercise”; and

Where B = the Warrant Price as of the Exercise Date.

3.3 Deemed Net Exercise. Subject to Section 3.5, if the Holder does not deliver (i) a written Notice of Exercise to the Company electing to exercise this Warrant, in whole or in part, pursuant to (a) Section 3.1 or (b) pursuant to Section 3.2 or (ii) a written notice electing not to exercise this Warrant at least three (3) business days in advance of the Expiration Date, and the fair market value of one Share as of the Expiration Date exceeds the Warrant Price then in effect, this Warrant shall be deemed automatically exercised in full by the Holder pursuant to this Section 3.3 on a “net exercise” basis effective on the Expiration Date without delivery of a Notice of Exercise, and without surrender of this Warrant or any other further action of the Holder prior to such deemed exercise, effective immediately prior to the Expiration Date, but in the case of Acquisition which triggers an Expiration Date in accordance with Section 2 such deemed automatic exercise shall be contingent on consummation of such Acquisition. If the fair market value of one Share as of the Expiration Date does not exceed the Warrant Price then in effect, this Warrant shall expire unexercised and of no further force or effect, subject to the Holder’s rights hereunder.

3.4 Fair Market Value. For purposes of the above calculation, the fair market value of one Share shall be mutually determined and agreed by the Company’s Board of Directors and the Holder; provided, that if the Company’s Board of Directors and the Holder are unable through good faith discussions to agree on the fair market value of one Share within a reasonable period of time (not to exceed 30 days after the Company’s receipt of the applicable Notice of Exercise), such fair market value shall be determined by a nationally recognized investment bank, accounting or valuation firm engaged by the Company (and that otherwise has not been retained by or provided services to the Company or its affiliates within the five (5) year period preceding such engagement) and approved by the Holder. The determination of such firm as to the value of one Share in this context shall be final and conclusive, absent fraud or manifest error, and the fees and expenses of such valuation firm and such valuation shall be borne solely by the Company. Notwithstanding the foregoing, (i) where a public market for the applicable type of Common Stock proposed to be issued upon the “net exercise” of this Warrant exists at the time of such exercise, the fair market value per Share shall be the volume weighted average closing sale prices quoted on the Nasdaq Stock Market or any other exchange on which the Common Stock is then listed, as published in the Western Edition of The Wall Street Journal, for the thirty (30) trading day period ending on the date of “net exercise” (or, if not so listed, the volume weighted average of the closing bid and ask prices of such Common Stock quoted in the over-the-counter market for the thirty (30) trading day period ending on the date of “net exercise”) and (ii) if the Holder elects to exercise this Warrant in connection with an Initial Offering, the fair market value per Share shall be the per share offering price to the public in such Initial Offering.

3.5 Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Warrant except in the case of a waiver delivered by the Holder to the Company in accordance with the last paragraph of this Section 3.5, the Company shall not effect any exercise of this Warrant to the extent that, after giving effect to such exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Beneficial Ownership Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Shares issuable upon such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on exercise or conversion analogous to the limitation contained herein that are beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

For purposes of this Section 3.5, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be or (B) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder (which may be delivered to the Company via email), the Company shall, within one (1) trading day, confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the exercise of securities of the Company, including this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported.

The Holder may, upon written notice to the Company, irrevocably waive the Beneficial Ownership Limitation with respect to this Warrant; provided that any such waiver will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this Section 3.5 may be waived or amended only by written agreement of the Holder and the Company, except as otherwise expressly provided herein.

3.6 Status of Shares and Related Rights. Upon the issuance of any Shares hereunder, such Shares shall have the applicable rights, preferences, privileges and be subject to the adjustment and other applicable provisions applicable thereto under the Company’s Tenth Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (the “Charter”), with respect to the Common Stock so issued.

4. Delivery of Stock Certificates. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the later of the date of its surrender for exercise and the date the Holder tenders the Warrant Price for each Share to be issued upon such exercise, if applicable, as provided above, or on the Expiration Date in the case of a deemed exercise under Section 3.3 and the person entitled or designated by the Holder to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As promptly as practicable on or after such date, the Company at its expense shall issue and deliver a certificate or certificates for the number of Shares issuable upon such exercise to the person or persons entitled or designated to receive the same. If this Warrant is exercised in part and the Warrant has not otherwise expired, the Company at its expense shall promptly execute and deliver to or at the direction of the Holder a new Warrant of like tenor to this Warrant exercisable for the number of remaining Shares for which this Warrant may then be exercised.

5. No Fractional Shares. The Company shall not be required to issue any fractional shares upon the exercise of the Holder’s purchase rights under this Warrant. In lieu of any fractional share, the Company shall pay cash equal to such fraction multiplied by the per Share fair market value of the Common Stock as of the date of exercise determined in accordance with Section 3.2.

6. Reservation of Shares. The Company hereby represents, warrants and covenants that it has authorized and reserved for issuance, and will at all times keep available and reserved for issuance, such number of authorized shares of its Common Stock, free from all preemptive or other rights, as will be sufficient to at all times permit the exercise of this Warrant for the full number of Shares issuable upon any such exercise. The Company further covenants that such Shares will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, adverse claims, liens and charges.

7. Adjustment Provisions.

7.1 Stock Splits and Combinations. If the Company subdivides its outstanding shares of Common Stock issuable upon exercise hereof, then the Warrant Price then in effect immediately before that subdivision shall be proportionately decreased (and the number of Shares issuable upon exercise of this Warrant shall be proportionately increased), and, if the Company at any time combines the outstanding shares of Common Stock issuable upon exercise hereof, the Warrant Price for the applicable shares of Common Stock then in effect immediately before that combination shall be proportionately increased (and the number of Shares issuable upon exercise of this Warrant shall be proportionately decreased). Any adjustment under this Section 7.1 shall become effective at the close of business on the date the subdivision or combination becomes effective. For purposes of this Section 7.1, a distribution or dividend payable in Common Stock or in any security convertible into Common Stock shall be deemed a stock split or subdivision. The provisions of this Section 7.1 shall similarly apply to successive subdivisions or combinations.

7.2 Reclassification, Exchange and Substitution. If the Common Stock issuable upon exercise of this Warrant is changed into the same or a different number of shares of any other series or class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Holder of this Warrant shall, upon its exercise, be entitled to purchase, in lieu of the Common Stock that the Holder would have been entitled to purchase but for such change, a number of shares of such other series or class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to purchase by the Holder upon exercise of this Warrant immediately before that change, and appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the adjustment provisions of this Section 7 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities, or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 7.2 shall similarly apply to successive capital reorganizations, reclassifications or other applicable events affecting the Common Stock issuable upon exercise of this Warrant or the other capital stock issuable as a result of any prior adjustment pursuant to this Section 7.2.

7.3 Reorganizations, Mergers, or Consolidations. If at any time there is a capital reorganization of the Company’s Common Stock (other than a subdivision or combination of shares provided for elsewhere in this Section 7) or merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company to another person, then as a part of such capital reorganization, merger, or consolidation or asset sale, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price then in effect, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or its parent, to which a holder of the Common Stock deliverable upon exercise of this Warrant was or would have been entitled in such capital reorganization, merger, or consolidation if this Warrant had been exercised immediately before that capital reorganization, merger, or consolidation. In any such case, appropriate adjustment, as determined in good faith by the Company’s Board of Directors, shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the capital reorganization, merger, or consolidation so that the provisions of this Warrant (including appropriate adjustment of the Warrant Price then in effect and number of shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. The provisions of this Section 7.3 shall similarly apply to successive capital reorganizations, mergers, consolidations or sales.

7.4 Notice of Adjustments. The Company shall give written notice of each adjustment or readjustment of the number of Shares of Common Stock or other securities issuable upon exercise of this Warrant and the applicable Warrant Price to the registered Holder of this Warrant at such Holder’s address as shown on the Company’s books as promptly as reasonably practicable and in no event later than twenty (20) business days after the occurrence of the event resulting in such adjustment.

7.5 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or the number of or type of Shares from time to time purchasable upon exercise of this Warrant. Any Warrant of like tenor hereto issued after any adjustment or any partial transfer or exercise or in replacement hereof may continue to express the same Warrant Price and the same number of Shares issuable upon the exercise hereof (appropriately reduced in the case of a partial exercise) as are stated on the face of this Warrant as initially issued, and notwithstanding the number of Shares stated on the face of this Warrant, the Warrant Price and number of Shares issuable upon exercise of this Warrant, as applicable, shall be considered to have been appropriately changed effective at the close of business on the date of any applicable adjustment(s).

8. Transfer of Warrant.

8.1 Transferability. Subject to compliance with applicable securities laws, this Warrant and all rights hereunder are transferable by or at the direction of the Holder, in whole or in part, upon surrender of this Warrant to the Company or its designated agent, together with a written assignment of this Warrant, substantially in the form attached hereto as Exhibit B (the “Assignment Form”), duly executed by the Holder or its agent or attorney and the payment of funds sufficient to pay any applicable transfer taxes, if any, that the Company represents and warrants are payable under applicable tax law upon the making of such transfer. Notwithstanding the preceding sentence, the Holder shall not transfer this Warrant, in whole or in part, to any party that after reasonable inquiry of the proposed transferee (with no duty or obligation to confirm the accuracy or veracity of the response) the Holder reasonably believes to be (i) in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the USA Patriot Act, the Bank Secrecy Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency; or (ii) subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority. Upon such surrender and, if required and requested by the Company, such payment of any applicable transfer taxes, the Company shall as promptly as reasonably practicable execute and deliver a new warrant or warrants of like tenor to this Warrant in the name of the applicable transferee or transferees, as applicable, and in the denomination or denominations specified in the Assignment Form, and shall issue to the Holder or its designee a new warrant of like tenor to this Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly transferred in full in accordance herewith, may be exercised by a new holder for the purchase of Shares without having a new warrant issued. Each proposed purchaser, pledgee, or transferee of the Warrant by the acceptance hereof, in whole or in part as applicable, shall be deemed to have agreed to take and hold the Warrant (or the applicable portion hereof transferred to it) subject to the provisions and upon the terms and conditions set forth herein.

8.2 New Warrants. This Warrant may be divided or combined with other warrants of like tenor upon presentation hereof (and thereof, in the case of a combination) to the Company, together with a written notice specifying the names and denominations in which such new warrants are to be issued, signed by the Holder or its agent or attorney or designee. Subject to compliance with Section 8.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new warrant or warrants of like tenor to this Warrant in exchange for this Warrant or other warrants to be divided or combined in accordance with such notice. All warrants issued upon any transfers or exchanges or in replacement of this Warrant shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Shares issuable pursuant thereto.

8.3 Warrant Register. The Company shall register this Warrant, in records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. Subject to the proviso in Section 10.4 below, the Company may deem and treat the registered Holder of this Warrant as the absolute owner and holder hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice from the Holder to the contrary.

9. Investment Representations. Holder is acquiring this Warrant and the Shares to be issued upon exercise hereof solely for investment for his/her/its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of securities laws, and Holder has no present intention of transferring, granting any participation in, or otherwise distributing the same.

10. Miscellaneous Provisions.

10.1 Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of a customary indemnity agreement reasonably satisfactory to the Company or, in the case of mutilation, on surrender and cancellation of the mutilated Warrant, the Company at its expense will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor; provided, that, in the case of mutilation, no indemnity shall be required if the mutilated Warrant in identifiable form is surrendered to the Company for cancellation.

10.2 No Rights as Stockholder. Prior to the exercise of this Warrant, and without limiting any status or rights of the Holder independent of this Warrant (including, without limitation, those provided in the Fourth Amended and Restated Investor Rights Agreement, by and between the Company and the investors therein, dated December 14, 2018, as amended from time to time (the “IRA”)), the Holder shall not by virtue of holding this Warrant be entitled to vote or receive dividends or be considered a stockholder of the Company with respect to the Shares underlying this Warrant for any purpose, nor shall anything in this Warrant in and of itself be construed to confer on the Holder any rights of a stockholder of the Company or any right in its capacity as a Holder to vote, give or withhold consent to any corporate action, to receive notice of meetings of stockholders, to receive dividends or subscription rights or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities or obligations on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities or obligations are or may be asserted by the Company or by creditors of the Company.

10.3 Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware without regard to the choice of law provisions or principles thereof to the extent such provisions or principles might render the laws of any other jurisdiction applicable to this Warrant.

10.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of this Warrant or the Shares from time to time. The Holder may transfer all or a portion of its interests, rights and obligations under this Warrant in accordance with Section 8; provided, however, that (other than with respect to any transfer of this Warrant or any Shares issued hereunder to an affiliate of the Holder) prior to the receipt by the Company of an Assignment Form in accordance with Section 8, the Company may deem and treat the person listed as the holder of such securities in its records as the absolute owner and holder of this Warrant or any Shares issued upon exercise thereof for all purposes.

10.5 Entire Agreement. This Warrant and the Termination and Exchange Agreement constitute the full and entire understanding and agreement between the parties with regard to the collective subject matter hereof and thereof, and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. The parties acknowledge and agree that any other prior or contemporaneous discussions, communications, negotiations, agreements or understandings between the parties with respect to the purchase and sale of this Warrant are superseded by this Warrant and the terms of the Termination and Exchange Agreement as they pertain to this Warrant or the Shares issuable upon the exercise hereof; provided, that the parties acknowledge and agree that the IRA shall remain outstanding and in effect in accordance with its terms notwithstanding the issuance or any exercise of this Warrant except upon termination of the IRA in accordance with the terms of the IRA.

10.6 Severability. In the event one or more of the provisions of this Warrant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Warrant, and this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.7 Amendment and Waiver. This Warrant may be amended or modified, and the obligations of the Company and the rights of the Holder may be waived, only upon the written consent of the Company and the Holder.

10.8 Delays, Omissions and Waivers. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by the other party under this Warrant, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Warrant or any waiver on such party’s part of any provisions or conditions of this Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail (with no transmission error or equivalent message indicating a failure to transmit) if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications regarding this Warrant shall be delivered to the Company at any of the mailing address or the e-mail address of the Company as set forth on the signature page hereof and to the Holder at any of the mailing address or e-mail address of the Holder set forth on the signature page hereto or at such other address or e-mail address as the Company or the Holder may designate for purposes of notices or other communications hereunder by ten days advance written notice to the other parties hereto in accordance with this Section 10.9.

10.10 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Warrant, including, without limitation, to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

10.11 Titles and Subtitles. The titles of the sections and subsections of this Warrant are for convenience of reference only and are not to be considered in construing them.

10.12 Counterparts. The parties may execute this Warrant in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one document. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile, e-mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other means of electronic transmission is as effective as executing and delivering this Warrant in the presence of the other party hereto.

10.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify and hold harmless each other party for any claims, losses or expenses incurred by such other party as a result of the representation made by such first referenced made in this Section 10.13 being untrue.

10.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

10.15 No Impairment or Circumvention. Pursuant to the terms and conditions of this Warrant, the Company shall: (a) authorize and reserve for issuance a sufficient number of shares of Common Stock to from time to time and at all times allow for the full exercise of this Warrant and the issuance of all Shares issuable to the Holder upon any exercise of this Warrant in accordance with its terms, (b) not directly or indirectly take or omit any action the result of which reasonably could impair or delay the Company’s ability to timely and fully comply with the terms of the Warrant or otherwise seek through any act or omission to avoid or circumvent the benefits intended to be conferred on the Holder hereunder, and (c) provide the Holder with at least ten business days prior written notice of the record date (if applicable) and the anticipated closing or effective date for any proposed Acquisition, Asset Transfer, Initial Offering, dividend or distribution by or involving the Company or any subsidiary thereof.

10.16 Cumulative Remedies. Except as expressly provided herein to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise. The parties agree that a breach of the Company’s obligations under this Warrant would be materially damaging to the Holder and may not be adequately compensated for by monetary damages alone. Therefore, the Holder shall be entitled to equitable relief and to specific enforcement of the terms of this Warrant, in addition to any other rights, recourse or remedy available at law or in equity.

10.17 Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by the party breaching or threatening to breach any such obligations, the other party hereto shall, in addition to any and all other rights, recourse and remedies that may be available to such other party in respect of such breach or threatened breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, in each case without such other party having to post a bond or other security or to prove the inadequacy of unavailability of monetary damages.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

COMPANY:

Ionetix Corporation

By:	/s/ Kevin Cameron
Name:	Kevin Cameron
Title:	Chief Executive Officer

Address:	3130 Sovereign Drive, Suite 5A/5B/5C, Lansing, MI 48911
E-Mail:	kcameron@ionetix.com

HOLDER:

Ospraie Real Assets Fund LP

By: Ospraie Real Assets GP, LLC
Its General Partner

By:	/s/ Scott Baglio
Name:	Scott Baglio
Title:	Authorized Signatory

Address:	411 Theodore Fremd Ave., Suite 240 Rye, NY 10580
E-Mail:	sbaglio@ospraie.com

Exhibit A

NOTICE OF EXERCISE1

To: Ionetix Corporation

(1) The undersigned hereby elects to purchase shares of Common Stock of Ionetix Corporation, a Delaware corporation (the “Company”) pursuant to the terms of the attached warrant (the “Warrant”), and

☐ (check if applicable) tenders herewith payment of the purchase price in full pursuant to Section 3.1 of the Warrant by the following means [describe method/means of payment]; or

☐ (check if applicable) elects to “net exercise” the Warrant as provided in Section 3.2 of the Warrant.

(2) Please issue a certificate or certificates representing the number of shares of Common Stock in the name of [the undersigned][the following: [insert name of designee]].

(3) The undersigned represents that the shares of Common Stock referenced above are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

By:

Name:

Title:

Address:

[1]	This Notice of Exercise may include conditional or contingent exercise provisions in the discretion of the Holder, whereby the exercise of the Warrant pursuant to this Notice of Exercise is made subject to and conditioned upon the satisfaction of stated conditions or contingencies.

Exhibit B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant (or applicable portion thereof specified below) and all rights evidenced thereby (or those with respect to the applicable portion of the Warrant specified below) are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: ____________ ___, ____

Holder’s Signature:

Holder’s Address:

Percentage/Portion of Warrant To Be Assigned:

Acknowledged and agreed:

Ionetix Corporation

By:

Name:

Title:

TERMINATION AND EXCHANGE AGREEMENT

This Termination and Exchange Agreement (this “Agreement”) is entered into as of April _9, 2026 (the “Effective Date”), by and between Ionetix Corporation, a Delaware corporation (the “Company”), its wholly owned subsidiary, Ionetix Alpha Corporation, a Delaware corporation (“Alpha”), and Ospraie Real Assets Fund LP, or his/her/its registered assigns (“Ospraie” or the “Holder”).

A.	Company previously issued to Ospraie a Series F Preferred Stock Warrant dated June 11, 2024, exercisable for 875,000 shares of Series F Preferred Stock of the Company (the “Parent Warrant”);

B.	Alpha and the Company previously entered into an Exchangeable Common Stock Warrant with Ospraie dated June 11, 2024, providing Ospraie the right, upon the occurrence of (1) Separation (as defined therein) or (2) certain other events specified therein, to acquire equity interests representing five percent (5%) of Alpha’s Common Stock (the “Alpha Warrant”);

C.	Company previously issued to the Municipal Employees’ Retirement System of Michigan (“MERS”), a Common Stock Warrant dated December 14, 2018, exercisable for 2,625,000 shares of Common Stock of the Company (the “2018 Common Stock Warrant”). MERS transferred and assigned the 2018 Common Stock Warrant to Ospraie in September 2023.

D.	Company previously issued to the MERS, a Common Stock Warrant dated April 17, 2020, exercisable for 1,072500 shares of Common Stock of the Company (the “2020 Common Stock Warrant”). MERS transferred and assigned the 2020 Common Stock Warrant to Ospraie in September 2023.

E.	In connection with that certain Agreement and Plan of Merger and Reorganization among the Company and JDEV Acquisition Corp., a Delaware corporation (“Pubco”), JDEV Merger Subsidiary Corp., a Delaware corporation (the “Merger Agreement”), the parties desire to (i) terminate and extinguish both the Parent Warrant and the Alpha Warrant in their entirety (collectively, the “Warrants”), and to effect an exchange thereof for a new warrant to purchase 6,443,076 shares of the Company’s Common Stock, at the Warrant Price, in substantially the form attached hereto as Exhibit A (the “New Warrant”) immediately prior to consummation of the closing of the transactions contemplated by the Merger Agreement (the “Merger Closing”) and expressly contingent upon consummation of the Merger Closing, pursuant to the terms and conditions set forth herein and the New Warrant, (ii) to amend the 2018 Common Stock Warrant, by deleting in their entirety Section 9(e) and Section 10 thereof, effective on and contingent upon consummation of the Merger Closing, and (iii) to amend the 2020 Common Stock Warrant, by deleting in their entirety Section 9(e) and Section 10 thereof, effective on and contingent upon consummation of the Merger Closing.

F.	Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the New Warrant.

In connection with the termination of the Warrants and the termination of certain provisions of each of the 2018 Common Stock Warrant and the 2020 Common Stock Warrant, the undersigned parties agree as follows:

1.	Termination of Liabilities and Obligations under the Warrants. Effective and contingent on issuance of the New Warrant and consummation of the Merger Closing (the “Merger Effective Date”) the parties agree that all of their respective liabilities and obligations under the Warrants are terminated, and that no provisions of the Warrants or liabilities or obligations under the Warrants survive the termination of the Warrants, except only as expressly provided in this Agreement. The foregoing supersedes any provision in the Warrants to the contrary.

2.	Exchange and Issuance of New Warrant. Upon the terms and subject to the conditions of this Agreement, and in full consideration for the termination and cancellation of the Warrants pursuant to Section 1 and the termination and cancellation of Sections 9(e) and Section 10 of each of the 2018 Common Stock Warrant and the 2020 Common Stock Warrant pursuant to Section 3, on the Merger Effective Date: (a) Ospraie hereby surrenders, relinquishes, and exchanges all of its right, title, and interest in and to the Warrants effective upon the issuance of the New Warrant immediately prior to the Merger Closing; and (b) the Company shall issue to Ospraie immediately prior to the Merger Closing, the New Warrant (in substantially the form attached as Exhibit A) which New Warrant shall be duly authorized, validly issued, and governed in all respects by its terms and conditions and the Company shall cause the New Warrant to be assumed by PubCo and to be converted into warrants to purchase PubCo Common Stock based on the same exchange ratio used to exchange shares of Company’s Common Stock and Preferred Stock for shares of PubCo Common Stock at the time of the Merger Closing and on such other terms that are applicable to other outstanding warrants to purchase shares of the Company Common Stock which are assumed by PubCo under the Merger Agreement. Effective and contingent on issuance of the New Warrant and consummation of the Merger Closing, the Warrants shall be deemed canceled and of no further force or effect.

3.	Termination of Certain Liabilities and Obligations under the 2018 Common Stock Warrant and the 2020 Common Stock Warrant. The parties agree that, on the Merger Effective Date, Section 9(e) and Section 10 of each of the 2018 Common Stock Warrant and the 2020 Common Stock Warrant are terminated and all of their respective liabilities and obligations under Section 9(e) and Section 10 of each of the 2018 Common Stock Warrant and the 2020 Common Stock Warrant thereunder are terminated and no liabilities or obligations under such Sections 9(e) and (10) shall survive termination.

4.	Representations & Warranties of Ospraie. Ospraie hereby represents and warrants to the Company and Alpha, as of the Effective Date, as follows: (a) Ospraie has full right, power, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, including the termination and exchange of the Warrants; (b) Ospraie is the legal and beneficial owner of the Warrants, free and clear of any liens, claims, encumbrances, or other restrictions, and has not transferred or assigned any interest therein; and (c) this Agreement constitutes a valid and legally binding obligation of Ospraie, enforceable against Ospraie in accordance with its terms, subject to applicable bankruptcy, insolvency, and general equitable principles.

5.	Representations and Warranties of the Company. The Company hereby represents and warrants to Ospraie, as of the Effective Date, as follows: (a) that the Company has full right, power, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, including the termination and exchange of the Warrants and the Company’s issuance of the New Warrant, (b) the issuance of the New Warrant and the subsequent issuance of the Shares are not and will not be subject to any preemptive right, right of first refusal, right of first offer, or other similar right that has not been properly waived or complied with as of the date of such issuance, (c) the Company has and shall at all times reserve and keep available out of its authorized but unissued Common Stock, a sufficient number of shares solely for the purpose of affecting the exercise of the New Warrant, (d) the Shares, when issued upon exercise of the New Warrant, will be validly issued, fully paid and non-assessable, and (e) Alpha has full right, power, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, including the termination and exchange of the Warrants.

6.	Entire Agreement. This Agreement, together with the New Warrant, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all other agreements, arrangements, and understandings between them or any of their affiliates arising out of or relating to this Agreement.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.	Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict-of-law principles. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in either the United States District Court for the District of Delaware or any court of the State of Delaware (such courts, collectively, the “Selected Courts”). Each party hereto, for the purpose of all legal actions and proceedings arising out of or relating to this Agreement, consents to the exclusive jurisdiction of the Selected Courts and their respective appellate courts. Each party agrees that the exclusive choice of forum set forth in this Section 8 does not prohibit the enforcement, in that forum or any other appropriate forum, of any judgment obtained. Each party waives, to the fullest extent permitted by law, (i) any objection which such party may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any Selected Court and (ii) any claim that any legal action or proceeding brought in any such Selected Court has been brought in an inconvenient forum.

9.	Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the party prevailing in full in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

10.	Further Assurances. Each party agrees to execute and deliver such further documents and take such further actions as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement and the transactions contemplated hereby.

11.	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one document. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile, e-mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other means of electronic transmission is as effective as executing and delivering this Agreement in the presence of the other party hereto.

[Signature pages follow.]

COMPANY’S AND ALPHA’S

COUNTERPART SIGNATURE PAGE TO

THE TERMINATION AND EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the Company has entered into this Agreement as of the Effective Date.

COMPANY:

IONETIX CORPORATION

By:	/s/ Kevin Cameron
Name:	Kevin Cameron
Title:	CEO
Date:	4/9/2026

ALPHA:

IONETIX ALPHA CORPORATION

By:	/s/ Kevin Cameron
Name:	Kevin Cameron
Title:	CEO
Date:	4/9/2026

[Ionetix and Alpha Counterpart Signature Page to the Termination and Exchange Agreement]

HOLDER’S

COUNTERPART SIGNATURE PAGE TO

THE TERMINATION AND EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the undersigned Holder has entered into this Agreement as of the Effective Date.

HOLDER:

OSPRAIE REAL ASSETS FUND LP

By:	OSPRAIE REAL ASSETS GP, LLC, its General Partner

By:	/s/Scott Baglio
Name:	Scott Baglio
Title:	Authorized Signatory
Date:	4/9/2026

[Holder’s Counterpart Signature Page to the Termination and Exchange Agreement]